UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): February 28, 2011
Graco Inc.
     (Exact name of registrant as specified in its charter)

Minnesota	001-9249	41-0285640
(State or other jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

88-11th Avenue Northeast
Minneapolis, Minnesota	55413

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (612) 623-6000
Not Applicable
    (Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ]	Written communications pursuant to Rule-425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.          Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On February 28, 2011, the Management Organization and Compensation Committee approved the grant of 20,000 shares of performance-based restricted stock to Patrick J. McHale, the Company’s President and Chief Executive Officer. The restricted stock will vest in full at the end of fiscal 2013 if the Company achieves a certain net sales performance objective in fiscal 2013. If Mr. McHale’s employment terminates for any reason other than death or disability, all shares of restricted stock will be forfeited. In the event of Mr. McHale’s death or disability, he will be entitled to a pro-rated portion of the restricted shares. In the event of a change of control, vesting will be accelerated in full. Mr. McHale is entitled to dividends paid on the restricted stock; however, the dividends will be subject to the same vesting conditions as the underlying restricted stock. In connection with the grant, Mr. McHale agrees to retain the net shares acquired upon vesting until at least one year following his termination of employment for any reason other than death or following a change of control. The form of performance-based restricted stock agreement is filed as an exhibit to this Form 8-K.
Item 9.01.          Financial Statements and Exhibits.
(d)	Exhibits
10.1	Chief Executive Officer Restricted Stock Agreement (Performance-Based). Form of agreement used to award performance-based restricted stock to the Chief Executive Officer.
Signature
          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

GRACO INC.

Date: March 2, 2011	By:	/s/ Karen Park Gallivan
Karen Park Gallivan
	Its:	Vice President, General Counsel and Secretary